Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our reports dated March 12, 2009 relating to the consolidated financial statements and consolidated financial statement schedule of PAETEC Holding Corp. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of McLeodUSA Incorporated on February 8, 2008 and the merger with US LEC Corp. on February 28, 2007) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PAETEC Holding Corp. and subsidiaries for the year ended December 31, 2008.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Rochester, New York

August 11, 2009